Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 17, 2010, with respect to the consolidated financial statements of Griffin Industries, Inc. as of December 31, 2009 and 2008 and for each of the three years in the period ending December 31, 2009 included on Form 8-K of Darling International Inc. filed on November 29, 2010, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

June 15, 2011